QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cedara Software Corp.:

        We consent to the use of our report dated August 13, 2004, with respect to the consolidated balance sheets of Cedara Software Corp. as of June 30, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended June 30, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Toronto, Canada
June 7, 2005

QuickLinks

  Exhibit 23.3